Exhibit 99.1

BioCardia Letter to Shareholders

Sunnyvale, December 22, 2022-- BioCardia, Inc. (Nasdaq: BCDA), a clinical-stage developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases issued the following letter to shareholders:

Dear Shareholders,

BioCardia is now advancing four novel cell therapies, with three focused on heart disease, a leading cause of death and reduced quality of life globally. The Phase III trial of our lead therapy - CardiAMP® autologous cell therapy for ischemic heart failure (BCDA-01) – continues to enroll in the U.S. and Canada, and data published to-date is showing improved functional capacity and quality of life in treated patients. Most encouraging is the combined mortality rate across the Phase I, II and III trial data available, which is <3% per year, exceptional in a landscape where leading pharmaceutical solutions are showing mortality that is 3x higher. The FDA has supported this promise by granting Breakthrough Device Designation to CardiAMP cell therapy in this indication.

We have embarked on a Phase III trial of CardiAMP autologous cell therapy in a second indication addressing chronic myocardial ischemia (BCDA-02), and this year received IND approval from the FDA to study two allogeneic product candidates, both leveraging Neurokinin-1 receptor positive (NK1R+) allogeneic mesenchymal stem cells – BCDA-03 for ischemic heart failure and BCDA-04 for acute respiratory distress syndrome (COVID-induced ARDS). The NK1R+ cells are particularly interesting as NK1 is the primary receptor for Substance P, an important neuropeptide mediator of inflammation which plays a central role in both heart failure and regenerative processes following myocardial injury.

No cardiac cell or gene therapy has yet made it to market and we are aware that this has created a level of skepticism about the prospects for cardiac cell therapy in general. Why do we believe BioCardia will succeed where others have failed? 1) our approach does not rely on stem cells transforming into heart cells and integrating electrically with the heart cells to enhance contractile function but instead is designed to leverage the body’s own healing mechanisms to help the heart recover from damage, 2) CardiAMP cell therapy incorporates a proprietary screening assay to identify likely responders based on previous clinical studies, which is something no other known cardiac cell therapy has utilized, 3) CardiAMP cell therapy Phase I, Phase II, and Phase III roll in data has shown strong signals of patient benefit, and 4) all of our cardiac cell therapies are delivered using our proven and proprietary Helix™ transendocardial biotherapeutic delivery system, which publications and internal reports show to be the safest and most efficient delivery system for cell therapy delivery to the heart, and in use preclinically and clinically by other leading cell, gene and protein-based biotherapeutic programs to deliver their therapies.

Your support of BioCardia has enabled our work and I am pleased to provide you with an update on our progress in 2022 and our perspective on what is ahead for 2023.

2022 ACCOMPLISHMENTS

One year ago, we set out important milestones across our four therapeutic programs for 2022 and accomplished most of what we set out to do:

Program	2022 Milestone	Status
BCDA-01 CardiAMP Autologous Cell Therapy in Ischemic Heart Failure	Succesful Data Safety Monitoring Board reviews in February and August.	Achieved
BCDA-02 CardiAMP Autologous Cell Therapy in Chronic Myocardial Ischemia	First safety data.

First patient has been enrolled and is seeing significant improvement. Three additional patients have recently been consented. In screening we are seeing a high exclusion rate hindering enrollment and are planning to modify the protocol to improve this before going into the randomized phase.

BCDA-03 NK1R+ Allogeneic Mesenchymal Cell Therapy IND in Ischemic Heart Failure	FDA Investigational New Drug Application Approval.	Achieved
BCDA-04 NK1R+ Allogeneic Mesenchymal Cell Therapy in Acute Respiratory Distress	FDA Investigational New Drug Application Approval.	Achieved

A year of regulatory successes

While BioCardia is a small company, we have had positive momentum this year with the Food and Drug Administration (FDA), the Center for Medicare and Medicaid Services (CMS) and the Office of the Inspector General at Health and Human Services (OIG HHS).

CardiAMP autologous cell therapies - BCDA-01 and BCDA-02

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The FDA Center for Biologics Evaluation and Research (CBER) granted the CardiAMP Cell Therapy Breakthrough Designation to BCDA-01 after a review of all our clinical data, effectively agreeing that this therapy has potential to be a significant advance for patients with ischemic heart failure.

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The OIG HHS agreed with our position to provide support for patient required co-payments in the CardiAMP Phase III Trial. We implemented this because it was the right thing to do for our patients, particularly those with limited financial means.

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Health Canada granted approval of an Investigational Testing Authorization (ITA) for the CardiAMP Heart Failure trial and provided us with a “No Objection Letter” on a Clinical Trial Authorization (CTA) to expand the trial into Canada.

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CMS granted a reimbursement code for CardiAMP autologous cell therapy (encompassing both BCDA-01 and BCDA-02 therapies) to cover procedure and product costs up to $20,000 in both of our Phase III clinical trials for heart failure and chronic myocardial ischemia. We sought this to provide our clinical partners with an easier pathway to reimbursement from CMS that allows them to focus their efforts on the clinical aspects of the study rather than on getting cases covered.

NK1R+ MSC allogeneic cell therapies - BCDA-03 and BCDA-04

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FDA CBER approved our Investigational New Drug (IND) Application for our allogeneic Neurokinin-1 receptor positive (NK1R+) mesenchymal stem cell therapy for the treatment of Acute Respiratory Distress. These are “off the shelf” cells from younger donors intended to be expanded to produce many doses for many patients.

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FDA CBER also approved our IND to study our allogeneic NK1R+ MSC to treat heart failure patients ineligible for CardiAMP therapy in the CardiALLO Phase III Trial. Physicians have expressed enthusiasm at the prospect of a cell therapy procedure that is easier to perform than autologous therapy and utilizes “off the shelf” cells from young, healthy donors rather than an older patient’s own cells. We view this allogeneic therapy as a promising option for the 30% of heart failure patients whose cells are ineligible for autologous CardiAMP therapy.

In addition, in December, European Council members expressed support for a proposal to the European Commission to delay the transitional deadlines for medical devices under the Medical Devices Regulation (MDR). This is good news for BioCardia as it is expected to extend the commercial availability of our CE Marked Helix biotherapeutic delivery platform as we work to transition to the MDR.

Certification for Cell Therapy and Device Manufacturing

Throughout the course of the year other government agencies, both local and federal, certified our new medical device manufacturing and cellular therapy manufacturing facilities in our new Sunnyvale location. BioCardia is now licensed to manufacture both devices and drugs in this new facility and is currently manufacturing allogeneic cell therapy in preparation for our trials. This capability underlies our clinical stage programs and reduces our operational cost.

Phase III CardiAMP Heart Failure Trial Remains a Focus

Although our number-one priority is always patient safety, patient enrollment in our lead heart failure program is a very close second. In 2022, we saw encouraging activity intended to positively impact enrollment moving forward.

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Data looks good - The August 2022 DSMB review of 115 enrolled and 10 crossover patients was positive, noting no safety issues. Available aggregated blinded results showed patients having meaningful improvements on average across both treated and control patients, which is remarkable in a trial where patients typically decline over time. Aggregate survival rate for patients reaching one-year follow-up, including both treated and control patients, was observed to be greater than that seen in a recent large pivotal trial of a new approved heart failure drug.

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Canadian sites gearing up - Three of the four trial sites initially targeted in Canada have completed their site initiation visits and we are looking forward to their contribution to enrollment ahead. Note that Canada does not have the reimbursement requirements we have in the U.S. so we will not experience reimbursement-related barriers in these sites that we faced to-date.

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Patient education expanded – Clinical sites have faced challenges enrolling the trial as patients are eager to receive CardiAMP therapy and are not enthusiastic about the potential of being randomized to the control group. We have enhanced our patient education portal - www.CardiAMP.com – to better explain the opportunity for control patients to crossover to CardiAMP treatment at two years and to feature actual trial patients and investigators sharing their positive experiences. We are thankful for each of these voices of experience. Everyone who knows someone with heart failure can visit this website and understand our efforts better.

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Adaptive statistical analysis recommended by DSMB - The DSMB recommended implementing an adaptive statistical analysis plan (SAP), which attempts to determine the appropriate number of patients needed in a clinical trial to meet the primary endpoint based on the data within the trial itself as opposed to data from a previous trial. This data reviewed by the DSMB is based on an ongoing study and has not been fully monitored or verified. Should a future DSMB review include an adaptive statistical analysis plan, it could result in the DSMB being able to recommend the trial enrollment be stopped early for anticipated success with fewer patients or confirmation the study should continue as planned to the next DSMB review. Our Phase II results showed that the Phase III CardiAMP Cell Therapy in Heart Failure trial would have a 90 percent chance of meeting its primary endpoint with 86 patients[1]. However, the Phase III was designed with 250 patients randomized to address potential greater variability in clinical measures in a larger trial, potential loss of patients to follow-up, and to provide sufficient safety data to support FDA approval. We have observed from the available aggregate unmonitored blinded data at the recent DSMB review that there was less variability than we have seen in the Phase II trial at important baseline measures, and few patients appear to have been lost to follow-up. Should we meet the primary endpoint with fewer patients, the FDA Breakthrough designation granted to this program may reduce the need to have a significant additional number of patients to demonstrate safety prior to market approval and allow BioCardia to obtain additional safety data post market approval.

1 Raval 2018.

Closing of $3.6 Million Financing

BioCardia successfully closed a $3.6 million financing in December. The financing included insider participation alongside new and existing life sciences institutional investors enthusiastic about what lies ahead for the company in 2023. This financing extends our runway in advance of anticipated 2023 progress.

2023 PLANS

CardiAMP Phase III Trial DSMB Review Has Potential for Significant Impact

An adaptive SAP design is well underway using a Bayesian approach and we anticipate looking at the operating characteristics for the design in early January with an FDA “sprint discussion” afforded under the breakthrough designation to follow. In parallel, we anticipate all data that contributes to the primary efficacy endpoint in the study submission to have been monitored by our very capable clinical research staff verifying all clinical data required for interpretation. While we expect this will all be in place for a DSMB review in Q2 2023, there are also no guarantees we will be able to implement such a plan or that implementation of such a plan will result in an early end to the clinical trial for efficacy at of the future DSMB review.

Potential for CardiAMP Heart Failure Trial Enrollment Improvements

We expect 2022 work on the regulatory and reimbursement fronts, activation of the trial in Canada, and enhanced patient education efforts to have a positive impact on enrollment in 2023. We also intend to publish and present new data from the CardiAMP HF Trial designed to further influence referrals to the trial among heart failure specialists. To this point, we have seen some reluctance among these specialists concerned about losing control of patients to physicians in the trial, expressing the aforementioned skepticism about cell therapy, and feeling that the new heart failure drugs available will adequately serve their patients. We feel that the following peer-reviewed data will further support enhanced enrollment:

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A presentation entitled: “Cardiac Remodeling After Intramyocardial Autologous Bone Marrow Mononuclear Cell Therapy for Ischemic Cardiomyopathy: 2-year Echocardiography Results from the CardiAMP Cell Therapy Heart Failure Trial Open-Label Roll-In Cohort” has been accepted for presentation at the American College of Cardiology annual meeting in March 2023.

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Clinical manuscripts in the works designed for publication in peer reviewed journals: (1) two-year results from the roll-in cohort of the CardiAMP Heart Failure Trial previously presented at Heart Failure Society of America conference, (2) an explanation of our clinical results relative to current therapies and why this supports our FDA Breakthrough Designation, and (3) a review of the clinical trials to date on intramyocardial autologous mononuclear cell therapy, showing consistent benefits for patients with ischemic cardiomyopathy on average, despite the fact that many of these results did not reach statistical significance.

Regulatory Efforts for CardiAMP Cell Therapy in Japan

In 2023, we intend to submit for regulatory approval of CardiAMP cell therapy in Japan. We plan to prioritize pursuit of a petition for a special designation as a highly needed medical therapy from a leading Japanese clinical society to the Ministry of Health Labor and Welfare to support enhanced reimbursement and regulatory approval. Should the special designation not be granted, we will pursue regulatory approval through a traditional pathway.

Business Development Keeps Moving

On the heels of our 2022 deal with BlueRock Therapeutics to provide our Helix delivery system for their therapeutic development efforts, we are discussing partnerships with leading biopharmaceutical firms where BioCardia may benefit from licensing fees and milestones during development, as well as a percentage of sales once those therapies enabled by our delivery products are commercial. In parallel to our efforts to achieve regulatory approval in Japan, we are in discussions with potential distribution partners in Japan which, if finalized, could lead to commercial revenue.

Allogeneic Cell Therapy Clinical Programs

Now that we have both INDs approved by FDA and clinical-grade cells manufactured in our facility, the next milestones for our allogeneic NK1R+ mesenchymal stem cell indications of heart failure (BCDA-03) and acute respiratory distress (BCDA-04) involve treating the first patients in these studies.  For the acute respiratory distress indication, we are actively completing the clinical site start-up phase of aligning on patient informed consent, clinical study agreement, and budget which we anticipate completing for at least one site in the weeks ahead. Even as we make progress on these new programs, our priority is our BCDA-01 CardiAMP cell therapy program based on the positive data we are seeing and the Breakthrough designation that has potential to accelerate our regulatory and commercial efforts.

I am tremendously proud of the BioCardia team and its clinical partners for the regulatory, reimbursement and clinical progress we have made over the last year. The coming year offers the potential for catalysts that could dramatically improve our prospects, timetable, and attractiveness as a business. We are excited about what the future holds and are grateful for the opportunity in front of us to create an entirely new class of heart failure treatments and transform cardiovascular and pulmonary care. Thank you for your continued support, which makes everything we do possible.

Sincerely yours,

Peter A. Altman, Ph.D.

President and Chief Executive Officer, BioCardia, Inc.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to regulatory discussions in Japan, additional sites participating in the Company’s clinical trials, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements, and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120